EXHIBIT 99

$TDCH, 30DC, INC. REEMERGES AS FULLY REPORTING PUBLICLY TRADED OTCQB COMPANY

New York, NY, January 15, 2014, 30DC, Inc. (OTCQB: TDCH), a provider of tools for the monetization of digital content, today announced that it has filed its September 30, 2013 Form 10Q quarterly report and is now in full compliance with SEC regulations as a fully reporting public company as reflected under the Securities Exchange Act of 1934. Due to the company's fully reporting status, 30DC's shares are now trading on the OTCQB exchange.

Dr. Henry Pinskier, 30DC's Chairman commented, "We are gaining tremendous momentum with our MagCast and Digital Publishing Blueprint products. Going forward, we will continue to focus our efforts on updates to the MagCast technology to broaden the potential reach and user population. The MagCast network now consists of 650+ digital magazine Apps with a collective 3,000,000+ downloads to date. The company will be advising the market in the near future about new business developments with its digital publishing products".

As of January 15, 2014 30DC has 87,413,464 common shares issued and outstanding.

About 30DC, Inc.

30DC provides web-based tools for the monetization of digital content.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional information:
Greg Laborde.
30DC, Inc.
Phone: 212-962-4400 Ext 82
Source: 30DC, Inc